LICENSE AGREEMENT

      This license agreement (the "Agreement") is made this ______ day of _______, 2006, by and between Legg Mason Properties, Inc., a North Carolina corporation ("Licensor"), and the Trusts/Corporations listed on Exhibit A hereto (each, a "Licensee").

      WHEREAS, Licensee is registered as an open-ended management investment company under the Investment Company Act of 1940, as amended; and

      WHEREAS, Legg Mason, Inc., the parent company of Licensor, is also the parent company of the investment manager of Licensee and provides investment advisory, management, and administrative services to various other open-ended investment companies, including Licensee; and

      WHEREAS, Licensor is the sole owner of all rights to use the name "Legg Mason" and trademark and service mark LEGG MASON (collectively the "Mark"); and

      WHEREAS, Licensee contemplates changing its name to a name that includes the Mark.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

1. LICENSE GRANT: Licensor hereby grants to Licensee a non-exclusive, royalty-free license, to run perpetually unless terminated pursuant to the terms hereof, for worldwide use of the Mark as part of the name of an open-ended investment fund and in the promotion of such fund. All rights not granted herein are expressly reserved to Licensor.

2. OWNERSHIP OF MARKS: All use of the Mark by Licensee shall inure to the benefit of Licensor. Licensee shall cooperate in Licensor's efforts to perfect or enforce its rights in the Mark and shall neither assert nor assist a third party in asserting any independent rights in the Mark anywhere in the world for any goods or services.

3. QUALITY CONTROL: All services provided by Licensee under the Mark shall be provided at a high-quality standard acceptable to Licensor. Licensee agrees upon Licensor's request to furnish Licensor an example of each use of the Mark and Licensor shall have the right to disapprove such use and require Licensee to cease or revise such use.

4. ASSIGNMENT/SUBLICENSE: Licensee shall have the right to assign or sublicense its rights granted hereunder only with the written consent of Licensor.

5. TERMINATION: Licensor shall have the right to terminate this Agreement without prejudice to any other rights and remedies it may have upon Licensee's breach of the terms or undertakings of this License Agreement, upon a change in ownership of or controlling interest in Licensee, or if an affiliate of Legg Mason, Inc. no longer acts as the investment manager of Licensee, whether as a result of termination by Licensee or by Legg Mason, Inc. or for any other reason. Upon termination: (i) all rights, licenses and privileges granted to Licensee hereunder shall automatically revert to Licensor; (ii) Licensee shall cease making any use of the Mark in any corporate or business name, trademark or service mark, domain name or otherwise; and (iii) Licensee shall execute any and all documents requested by Licensor to evidence such reversion.

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6. GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the United States of America and the State of New York, and the exclusive jurisdiction for any disputes shall be the federal and state courts in New York.

7. LIMITATION OF LIABILITY: The undersigned officer of the Licensee has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

8. MISCELLANEOUS: This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof.

      IN WITNESS WHEROF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date first above written:

ATTEST:                                         LEGG MASON PROPERTIES, INC.


By:_____________________________                By:___________________________




ATTEST:                                         TRUSTS LISTED ON
                                                EXHIBIT A HERETO

By:_____________________________                By:___________________________



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                                                                       EXHIBIT A

CitiFunds Trust I
    Legg Mason Partners Emerging Markets Equity Fund
Legg Mason Partners Adjustable Rate Income Fund
Legg Mason Partners Income Funds
    Legg Mason Partners Capital and Income Fund
    Legg Mason Partners Convertible Fund
    Legg Mason Partners Diversified Strategic Income Fund
    Legg Mason Partners Dividend and Income Fund
    Legg Mason Partners Exchange Reserve Fund
    Legg Mason Partners High Income Fund
    Legg Mason Partners Municipal High Income Fund
    Legg Mason Partners Total Return Bond Fund
Legg Mason Partners Investment Series
    Legg Mason Partners Growth and Income Fund
    Legg Mason Partners Dividend Strategy Fund
    Legg Mason Partners International Fund
    Legg Mason Partners Variable Dividend Strategy Portfolio
    Legg Mason Partners Variable Government Portfolio
    Legg Mason Partners Variable Growth and Income Portfolio
    Legg Mason Partners Variable Premier Selections All Cap Growth Portfolio Legg Mason Partners Investment Trust
    Legg Mason Partners Classic Values Fund
    Legg Mason Partners Intermediate Maturity California Municipals Fund Legg Mason Partners Intermediate Maturity New York Municipals Fund
    Legg Mason Partners Large Cap Growth Fund
    Legg Mason Partners Mid Cap Core Fund
    Legg Mason Partners S&P 500 Index Fund
Legg Mason Partners Massachusetts Municipal Fund
Legg Mason Partners Municipal Funds
    Legg Mason Partners Florida Municipals Fund
    Legg Mason Partners Georgia Municipals Fund
    Legg Mason Partners Limited Term Municipals Fund
    Legg Mason Partners National Municipals Fund
    Legg Mason Partners New York Municipals Fund
    Legg Mason Partners Pennsylvania Municipals Fund
Legg Mason Partners Oregon Municipals Fund
Legg Mason Partners Trust II
     Legg Mason Partners Capital Preservation Fund
     Legg Mason Partners Capital Preservation Fund II
     Legg Mason Partners Diversified Large Cap Growth Fund
     Legg Mason Partners International Large Cap Fund
     Legg Mason Partners Short Duration Municipal Income Fund
     Legg Mason Partners Small Cap Growth Opportunities Fund
Legg Mason Partners Variable Portfolios II
     Legg Mason Partners Variable Aggressive Growth Portfolio
     Legg Mason Partners Variable Appreciation Portfolio
     Legg Mason Partners Variable Capital and Income Portfolio
     Legg Mason Partners Variable Diversified Strategic Income Portfolio Legg Mason Partners Variable Equity Index Portfolio

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     Legg Mason Partners Variable Fundamental Value Portfolio
     Legg Mason Partners Variable Growth and Income Portfolio
Legg Mason Partners Variable Portfolios IV
     Legg Mason Partners Variable Multiple Discipline Portfolio -- All Cap
       Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -- Balanced All
       Cap Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -- Global All
       Cap Growth and Value
     Legg Mason Partners Variable Multiple Discipline Portfolio -- Large Cap
       Growth and Value
Legg Mason Partners Variable Portfolios V
     Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio